Exhibit 99.1

TICC Declares Second Quarter 2005 Dividend of $0.20 per Share and
Reports Financial Results for the Quarter Ended March 31, 2005

GREENWICH, CT — (MARKET WIRE) — 05/05/2005 — Technology Investment Capital Corp. (NASDAQ: TICC) announced today that its Board of Directors has declared a dividend of $0.20 per share for the second quarter of 2005.

The dividend is payable as follows:

—	Payable Date: June 30, 2005

—	Record Date: June 10, 2005

—	Ex Date: June 8, 2005

In addition, TICC announced today its financial results for the quarter ended March 31, 2005.

HIGHLIGHTS

—	We recorded net investment income of $2,805,410, or $0.23 per share for the first quarter.

—	We completed four transactions during the first quarter totaling $50.5 million, of which $43.5 million was funded and $7 million was committed.

—	$15 million investment in senior secured notes issued by WinZip Computing, Inc.

—	$15 million investment in senior secured notes with warrants issued by Segovia, Inc.

—	$5 million investment in senior secured notes with warrants and a $500,000 investment in convertible preferred stock issued by WHITTMANHART, Inc., as well as a commitment to fund an additional investment of $7 million in senior secured notes when the company achieves certain specified milestones.

—	$8 million investment in senior secured notes issued by CrystalTech Web Hosting, Inc.

—	To date, we have closed two additional transactions during the second quarter of 2005, totaling $13 million

—	On April 13, 2005, we announced the completion of a $6 million investment in senior unsecured notes and a $2 million investment in common stock issued by Falcon Communications, Inc.

—	On May 3, 2005, we announced the completion of a $5 million investment in senior secured notes issued by Climax Group Inc., and warrants issued by its parent, Climax Group Limited, which will also serve as a guarantor of the senior secured notes.

—	We have funded and committed approximately $166 million in 15 transactions since January 2004.

—	At March 31, 2005, the weighted average yield of our debt investments (excluding cash equivalents) was approximately 10.5%.

We will host a conference call to discuss our first quarter results today, May 5th at 10:00 AM EDT. Please call 877-407-8031 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-660-6853, the account number is 286 and the access code is 148444.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2004 and subsequent reports on Form 10-Q as they are filed.

TECHNOLOGY INVESTMENT CAPITAL CORP.
Balance Sheets

	March 31, 2005 Unaudited	December 31, 2004 Audited
ASSETS
Investments, at fair value (cost: $125,471,170 @ 3/31/05; $82,124,730 @ 12/31/04)	$125,471,170	$82,124,730
Cash and cash equivalents	57,510,041	57,317,398
Cash and cash equivalents pledged to
Creditors	9,990,611	0
Interest receivable - debt investments	708,244	489,431
Interest receivable - cash and cash
Equivalents	5,174	7,538
Prepaid expenses	137,706	102,696
Other assets	0	460,666
TOTAL ASSETS	$193,822,946	$140,502,459

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accrued expenses	$1,357,075	$940,922
Accrued offering expenses	47,158	300,000
Repurchase agreement	9,989,000	0
Total Liabilities	11,393,233	1,240,922

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value, 100,000,000 shares authorized, and 13,323,431 and 10,157,848 issued and outstanding, respectively	133,234	101,578
Capital in excess of par value	181,599,704	139,410,302
Accumulated net investment income (loss)	696,775	(250,343)

Total Stockholders' Equity	182,429,713	139,261,537
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$193,822,946	$140,502,459

TECHNOLOGY INVESTMENT CAPITAL CORP.
Statement of Operations (Unaudited)

	3 Months Ended March 31, 2005	3 Months Ended March 31, 2004
INVESTMENT INCOME
Interest income - debt investments	$3,194,512	176,997
Interest income - cash and cash equivalents	345,112	286,190
Other income	690,205	450,000
Total Investment Income	4,229,829	913,187

EXPENSES
Salaries and benefits	89,110	46,338
Investment advisory fees	799,644	689,182
Professional fees	408,358	84,306
Insurance	24,768	20,020
Directors' fees	32,250	32,250
Transfer agent and custodian fees	32,650	21,706
General and administrative	37,639	64,982

Total Expenses	1,424,419	958,784

NET INVESTMENT INCOME (LOSS)	$2,805,410	(45,597)

NET INCREASE (DECREASE) IN STOCKHOLDERS' EQUITY RESULTING FROM OPERATIONS	$2,805,410	(45,597)

Net increase (decrease) in stockholders' equity resulting from operations per common share:
Basic and Diluted	$0.23	$(0.005)
Weighted average shares of common stock outstanding: Basic and Diluted	12,443,224	10,000,100

TECHNOLOGY INVESTMENT CAPITAL CORP.
Financial Highlights (Unaudited)

	3 Months Ended March 31, 2005	3 Months Ended March 31, 2004
Per Share Data (1)

Net asset value at beginning of period	$13.71	$13.80
Net investment income (loss)	0.23	(0.01	)(2)
Distributions from net investment income	(0.14)	(0.10)
Effect of shares issued, net of offering Expenses	(0.11)	0.00
Net asset value at end of period	$13.69	$13.69

Per share market value at beginning of Period	$15.01	$15.55
Per share market value at end of period	14.95	14.59
Total return (3)(4)	0.01%	(5.53)%
Shares outstanding at end of period	13,323,431	10,000,100

Ratios/Supplemental Data

Net assets at end of period	$182,429,713	$136,924,020
Average net assets	$167,291,396	$137,691,189
Ratio of expenses to average net assets-annualized	3.41%	2.74%
Ratio of net investment income to average net assets-annualized	6.71%	(0.13)%

(1)	Basic per share data.

(2)	Represents per share net investment loss for the period ($.005), rounded.

(3)	Amount not annualized.

(4)	Total return equals the increase/decrease of the ending market value plus dividends divided by the beginning market value.

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.